Luis Massiani Promoted to President of Sterling National Bank

MONTEBELLO, N.Y., January 27, 2020 - Sterling Bancorp (NYSE: STL) today announced the promotion of Luis Massiani to President of Sterling National Bank. In addition to maintaining his role as Chief Financial Officer of Sterling Bancorp and Sterling National Bank, Mr. Massiani will lead all finance, bank operations and consumer banking functions.

“Luis has been an integral member of the executive team that has grown the company from a $3 billion asset-size community bank to a regional and national bank with $31 billion in assets over the past eight years,” said Jack Kopnisky, Chief Executive Officer of Sterling National Bank. “With his proven leadership we are confident that Luis and his team will continue to position the company for success and will deliver on both our values and performance commitments.”

Luis joined Sterling Bancorp in 2012 as Senior Executive Vice President, Chief Financial Officer. During his time at Sterling, Luis has been responsible for all financial matters of the Company including accounting, treasury, corporate development, and investor relations. He has lead the Company through several major mergers and acquisitions, including most recently the Astoria Bank merger which was completed in 2017. Prior to 2012, Mr. Massiani was a Director in the Investment Banking department of Credit Suisse Securities, LLC. Prior to joining Credit Suisse, Mr. Massiani served as a Director in the Investment Banking department of Citadel Securities, LLC. He holds an MBA from the Kelley School of Business at Indiana University.

About Sterling National Bank
Sterling Bancorp, of which the principal subsidiary is Sterling National Bank, specializes in the delivery of financial services and solutions for small to mid-size businesses and consumers within the communities we serve through a distinctive team-based delivery approach utilizing highly experienced, fully dedicated relationship managers. Sterling National Bank offers a complete line of commercial, business, and consumer banking products and services. For more information, visit www.snb.com.